Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of August 11, 2021 (the “Effective Date”), and entered into by and between Innovative Eyewear, Inc. (the “Company”), and Harrison Gross (the “Executive”), each a “Party,” or, collectively, the “Parties.”

WHEREAS, the Company wishes to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive wishes to become employed on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Employment Term.

The Company agrees to employ the Executive for term of three (3) years beginning on the Effective Date. Executive’s employment shall terminated on the third anniversary of the Effective Date unless the Parties otherwise agree in writing. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term.”

2. Position and Duties.

a) Title/Duties. The Company hereby agrees to employ the Executive to serve as Chief Executive Officer (“CEO”) of the Company.

b) Board Service. During the Term, the Board shall nominate and renominate Executive to be elected to the Company’s Board of Directors (the “Board”). Executive shall not receive any additional compensation beyond that set forth in this Agreement for service on the Board. Upon the termination of Executive’s employment for any reason, Executive agrees to resign immediately from the Board and from any and all other offices of the Company, or of any Company affiliate, that Executive holds.

c) Duties/Reporting Relationships. As CEO of the Company, the Executive shall: (i) report to the Board; and (ii) be responsible for the general management of the affairs of the Company and shall have all authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities, and responsibilities as may reasonably be assigned to the Executive by the Board.

d) Full-Time Commitment/Policies. Throughout the Executive’s employment, the Executive shall devote substantially all of his professional time to the performance of his duties of employment with the Company (except as otherwise provided herein) and shall faithfully and industriously perform such duties. The Executive will be required to comply with all Company policies as may exist and be in effect from time to time.

e) Executive Representations. The Executive represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation and Benefits.

a) Base Salary. In consideration for his work under the terms of this Agreement, the Company shall pay to the Executive a base salary (“Base Salary”) at a rate of $85,800.00 (Eighty- Five Thousand Eight Hundred Dollars) per year in equal monthly installment on the last day of each month of the Term, or more frequently, in accordance with the regular payroll practices of the Company. On January 1, 2022, the Company shall increase Executive’s Base Salary to $150,000.00 (One Hundred Fifty Thousand Dollars). The Base Salary shall be subject to such deductions and withholdings as are required by law and otherwise elected by the Executive. If the Term ends other than on the last day of a month the last Base Salary payment shall be pro-rated based on the number of days in the month that have passed as of the date of termination.

b) Discretionary Bonus. The Board may choose in the exercise of its sole discretion to grant Executive an annual bonus in an amount to be determined in its sole discretion.

c) Grant of Options. On the date this Agreement is executed, the Company shall grant Executive an option to purchase 100,000 (One Hundred Thousand) shares of common stock of the Company (the “Option”) at a strike price equal to the fair market price of such common shares on the date of grant. The Option shall vest at the rate of 1/36th per month for thirty-six months. The Option shall be subject to the terms of the Innovative Eyewear, Inc. Equity Incentive Plan (the “Equity Plan”) and any share grant agreement provided by the Equity Plan. Executive shall be responsible for all income taxes imposed as a result of such grant except the Company’s share of FICA taxes.

d) Benefits. Executive shall be eligible for any fringe benefits offered by the Company on the same terms and conditions as other executives. The Company reserves the right, in its sole discretion, to amend or terminate any employee benefit plan in accordance with applicable law.

e) Paid Time Off. Executive shall be entitled to two weeks of paid vacation in accordance with the Company’s policies and to those paid holidays recognized by the Company. In addition to vacation days, Executive will be eligible to accrue and use paid sick time in accordance with Company policy. The Company shall not pay Executive for accrued and unused vacation or sick days when Executive’s employment terminates for any reason.

4. Termination of Employment.

a) Notice of Termination. A party may terminate Executive’s employment by giving written notice of such termination in accordance with the notice provisions of this Agreement. Termination will become effective upon a party’s receipt of notice of termination.

b) Termination For Cause, due to Death, or Disability; Resignation without Good Reason. In the event the Executive’s employment hereunder is terminated by the Company for Cause (as defined below), by Executive without Good Reason (as defined below), or by reason of the Executive’s death or Disability (as defined below), then (i) the Company shall pay to the Executive the Base Salary earned through the date of termination; (ii) the Company shall reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement; (iii) the Executive’s rights under any benefit plans, programs, or arrangements of the Company shall be determined in accordance with the provisions thereof; and (iv) Executive’s right with respect to the Option shall be determined by the Equity Plan (the items in subparagraphs (i) – (v) referred to hereinafter as the “Accrued Amounts”).

c) Termination without Cause; Resignation For Good Reason. In the event the Executive’s employer is terminated by the Company without Cause, or Executive resigns for Good Reason, then: (i) the Company shall provide the Executive with the Accrued Amounts; and (ii) Executive shall be entitled to payment of Base Salary for the balance of the Term; and (iii) if Executive timely elects to continue any group health insurance benefits to which he or his family are entitled under the Consolidated Omnibus Reconciliation Act or any applicable state law (collectively “COBRA”) the Company shall reimburse Executive for any COBRA premiums Executive pays for the duration of Executive’s COBRA coverage. Executive’s right to receive such benefits is subject to the requirement that Executive execute a general release of claims in favor of the Company, its affiliates, and its respective officers and directors, in the form reasonably determined by the Company (the “Release”) and such Release becoming effective within forty- five (45) days following the Termination Date (such 45-day period, the “Release Execution Period”). The Release shall not be mutual.

d) Cause. The term “Cause” means (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities; (ii) the Executive’s material breach of any material provision of this Agreement; (iii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties hereunder; (iv) Executive’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or a misdemeanor involving moral turpitude, whether arising under the laws of the United States or any state thereof; or (v) Executive’s willful and repeated refusal or failure to follow specific, lawful, and reasonable written directions of the Board.

e) Notice and Cure of Cause Condition. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without prior notice and with immediate effect. The Company may place the Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason for Executive’s resignation.

f) Good Reason. The term “Good Reason” means (i) the Company’s material breach of any material provision of this Agreement; (ii) material diminution in Executive’s title, position, duties, responsibilities, or compensation, without Executive’s prior written consent; or (iii) the Company requires Executive to relocate his office location to a location more than 35 (thirty-five) miles from the address Executive has provided for notice purposes in this Agreement without the Executive’s prior written consent.

g) Notice and Cure of Good Reason Condition. In order to resign for Good Reason, Executive must give the Company written notice of the Good Reason condition within ninety (90) calendar days of when the Good Reason condition first arises, allow the Company thirty (30) days to cure the Good Reason condition, and resign within forty-five (45) days after giving the Company written notice of the Good Reason condition.

h) Disability. Either Party may terminate the Executive’s employment hereunder due to disability (“Disability”) if the Executive is unable, due to a mental or physical injury, illness or disorder, to perform the essential functions, duties and responsibilities of his position hereunder, after reasonable accommodation has been made for him for a period of more than one hundred twenty (120) days during any consecutive three hundred and sixty-five (365) day period.

5. Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term and in connection with the performance of the Executive’s duties hereunder. To the extent the Executive is provided with the use of the Company’s credit or charge card for purposes of business expenses, such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Company.

6. Confidentiality and Intellectual Property.

a) Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to their competitors or within their industry generally and which is of great competitive value to them, including, but not limited to: (i) Trade Secrets, inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

b) Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c) Restrictions On Use and Disclosure of Confidential Information. The Executive recognizes that the Company’s business interests require the full protection of their respective Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. The Parties agree that the restrictions in this Section will not apply to any portion of the Confidential Information which: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, if permitted, that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking to protect such information). Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

d) Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the DTSA that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

e) Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of the Executive’s employment with the Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which the Executive makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Company , and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Company or its designees all of the Executive’s right, title and interest in and to all of the foregoing without compensation. To the extent the Executive has any “moral rights” in the Inventions which are not assignable by law, the Executive hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions that the Executive creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use the Executive’s commercially reasonable efforts to prevent any such violation.

7. Covenants Not To Solicit or Compete.

a) Non-Solicitation of Personnel. During the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit, induce, recruit or encourage any Protected Personnel of the Company to leave their employment, or end their engagement with the Company, to provide services for the Executive or any other person, business, or organization. “Protected Personnel” means: (i) any person currently employed or engaged as an independent contractor by the Company; and (ii) any former employee or independent contractor of the Company, for a period of three (3) months after termination of such employee’s employment, or independent contractor’s engagement, with the Company.

b) Non-Competition. During the Term, and during the Restricted Period, Executive shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own (more than 5%), manage, finance, operate, control, or otherwise engage or participate in any manner or fashion in, a business that is involved in the invention, production, marketing, or sale of eyeglasses that incorporate technology into their frames or lenses.

8. Return of Property. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company, the Company, or their affiliates and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company or the Company. Executive shall also deliver all usernames, passcodes, or other login credentials needed for access to any electronic documents, websites, accounts, devices, or computer systems of the Company.

9. Survival of Provisions. The obligations contained in Sections 6, 7, and 8 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

10. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the COMPANY:

Innovative Eyewear, Inc.

Board of Directors

c/o Konrad Dabrowski, CFO

8101 Biscayne Blvd.

Miami, Florida 33138

With a copy (which shall not constitute notice) to:

Barry I. Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Email: bigrossman@egsllp.com

To the Executive:

Mr. Harrison Gross

At the address on the most recent Form W-4 Executive has filed with the Company.

11. Tax Matters.

a) Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

b) Code Section 409A. The payments described in this Agreement are intended either to comply with the requirements of Code Section 409A, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and will be construed accordingly. Notwithstanding any other provision of this Agreement, the Parties agree that the Company has the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend this Agreement to ensure that the payments hereunder comply with Section 409A. The Company is not responsible for, and makes no representation or warranty whatsoever in connection with the tax treatment hereunder, and the Executive should consult his own tax advisor, including without limitation the applicability of Code Section 409A as to the tax effect of amounts payable to the Executive under this Agreement. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

12. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

13. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

14. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

15. Governing Law; Venue. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflicts of laws provisions). Except as provided in Section 16 (Arbitration) of this Agreement, the Parties consent to the personal jurisdiction of the State of Florida and further agree to the exclusive jurisdiction of the courts of the State of Florida located in Miami-Dade County and the United States District Court for the Southern District of Florida, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to Executive’s employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The Parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

16. Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and Executive’s employment with the Company, including any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in Miami, Florida, before a single arbitrator, in accordance with then-current AAA Employment Arbitration Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator.

________By initialing here, Executive acknowledges he has read this paragraph and agrees with the arbitration provision herein.

17. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement and the Transfer Agreement.

19. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

INNOVATIVE EYEWEAR, INC.

By:	/s/ Konrad Dabrowski
Name:	Konrad Dabrowski
Title:	CFO

EXECUTIVE

/s/ Harrison Gross

Harrison Gross

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